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                                                                EXHIBIT (K)(iii)

               CORPORATE FINANCE SERVICES AND CONSULTING AGREEMENT

         This CORPORATE FINANCE SERVICES AND CONSULTING AGREEMENT (the "Agreement"), dated as of ______________ 2004, between A.G. Edwards & Sons, Inc. ("A.G. Edwards") and Deutsche Investment Management Americas Inc. (the "Advisor").

         WHEREAS, Scudder Global Commodities Stock Fund, Inc. (the "Fund") is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and its shares of common stock, par value $0.01 per share (the "Common Shares"), are registered under the Securities Act of 1933, as amended;

         WHEREAS, the Fund has made a public offering of its Common Shares (the "Offering");

         WHEREAS, the Advisor is the investment manager and administrator of the Fund;

         WHEREAS, the Advisor desires to retain A.G. Edwards, who acted as co-lead managing underwriter of the Offering, to provide certain corporate finance and consulting services to the Advisor and to the Fund on an ongoing basis, and A.G. Edwards is willing to render such services; and

         WHEREAS, the Advisor desires to provide compensation to A.G. Edwards for providing such services;

         NOW, THEREFORE, in consideration of the mutual terms and conditions set forth below, the parties hereto agree as follows:

1.       (a)      The Advisor hereby employs A.G. Edwards, for the period
                  and on the terms and conditions set forth herein, to provide the following services: (i) provide relevant information,
                  studies or reports regarding general trends in the closed-end investment company and asset management industries, if
                  reasonably obtainable, and consult with representatives of the
                  Advisor in connection therewith; (ii) at the request of the
                  Advisor, provide certain economic research and statistical information and reports, if reasonably obtainable, on behalf of the Advisor or the Fund and consult with representatives of the Advisor or the Fund, and/or the Directors of the Fund in
                  connection therewith, which information and reports shall
                  include: (a) statistical and financial market information with respect to the Fund's market performance; and (b) comparative information regarding the Fund and other closed-end management investment companies with respect to (x) the net asset value of their respective shares (as made publicly available by the
                  Fund and such investment companies), (y) the respective market performance of the Fund and such other companies, and (z)
                  other relevant performance indicators; and (iii) provide the
                  Advisor with such other services in connection with the Common
                  Shares relating to the trading price and market price thereof upon which the Advisor and A.G. Edwards shall, from time to time, agree, including after-market services designed to
                  maintain the visibility of the Fund in the market.
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         (b)      At the request of the Advisor, A.G. Edwards shall limit or cease any action or service provided hereunder to the extent and for the time period requested by the Advisor; provided, however, that pending termination of this Agreement as provided for in Section 7 hereof, any such limitation or cessation shall not relieve the Advisor of its payment obligations pursuant to Section 2 hereof.

         (c) A.G. Edwards will promptly notify the Advisor in writing if it learns of any material inaccuracy or misstatement in, or material omission from, any written information provided by A.G. Edwards to the Advisor in connection with the performance of services by A.G. Edwards under this Agreement. A.G. Edwards agrees that in performing its services under this Agreement, it shall comply in all material respects with all applicable laws, rules and regulations.

2. The Advisor shall pay to A.G. Edwards a fee payable quarterly in arrears commencing on the date hereon at an annualized rate of 0.15% of the Fund's Managed Assets (as such term is defined in the Fund's Prospectus relating to the Offering) for a term as described in Section 7 hereof. All quarterly fees payable hereunder shall be paid to A.G. Edwards within 15 days following the end of each quarter. Such fee payments shall be subject to the sales charge limits of the National Association of Securities Dealer, Inc. (the "NASD"), and shall accordingly not exceed _______% of the aggregate offering price of the Common Shares in the Offering (the "AG Edwards Maximum Fee Amount"). The sum total of the AG Edwards Maximum Fee Amount, the fee payable to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") pursuant to the Additional Compensation Agreement, dated as of ______ __, 2004, between Merrill Lynch and the Adviser, [any fees payable to other qualifying underwriters,] plus the amount of the expense reimbursement of $[ ] per common share payable by the Fund to the underwriters pursuant to the Purchase Agreement, and the amount of any other fees or reimbursements paid by the Fund to the underwriters pursuant to the Purchase Agreement, but not including the sales load, shall not exceed 4.5% of the total price to the public of the Fund's common shares sold pursuant to the Prospectus (the "Maximum Additional Compensation Amount"). The sum total of all fees paid to AG Edwards included in the preceding sentence is referred to in this Agreement as the "AG Edwards Maximum Additional Compensation Amount." A.G. Edwards hereby undertakes to notify NB Management when the AG Edwards Maximum Additional Compensation Amount has been paid by NB Management.

3. The Advisor shall be permitted to discharge all or a portion of its payment obligations hereunder upon prepayment in full or in part of the remaining balance due of the AG Edwards Maximum Fee Amount described in paragraph 2 above.

4. The Advisor acknowledges that the services of A.G. Edwards provided for hereunder do not include any advice as to the value of securities or regarding the advisability of purchasing or selling any securities, in each case for the Fund's portfolio. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of A.G. Edwards, and A.G. Edwards is not agreeing, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations of portfolio securities or

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         recommendations of any kind in connection with providing the services described in Section 1 hereof, to the extent that any such services would constitute investment advisory or investment banking services, it being understood between the parties hereto that any such investment advisory or investment banking services if, and to the extent, agreed to be performed by A.G. Edwards, shall be the subject of a separate agreement with the Advisor.

5. Nothing herein shall be construed as prohibiting A.G. Edwards or any of its respective affiliates from providing similar or other services to any other clients (including other registered investment companies or other investment advisers), so long as A.G. Edwards's services to the Advisor are not impaired thereby. Neither this Agreement nor the performance of the services contemplated hereunder shall be considered to constitute a partnership, association or joint venture between A.G. Edwards and the Advisor. In addition, nothing in this Agreement shall be construed to constitute A.G. Edwards as the agent or employee of the Advisor or the Advisor as the agent or employee of A.G. Edwards, and neither party shall make any representation to the contrary. It is understood that A.G. Edwards is being engaged hereunder solely to provide the services described above to the Advisor and that A.G. Edwards is not acting as an agent or fiduciary of, and A.G. Edwards shall not have any duties or liability to the current or future shareholders of the Fund or any other third party in connection with its engagement hereunder, all of which are hereby expressly waived to the extent the Advisor has the authority to waive such duties and liabilities.

6. The Advisor will furnish A.G. Edwards with such information as A.G. Edwards reasonably believes appropriate to the performance of its obligations hereunder (all such information so furnished being the "Information"). The Advisor recognizes and confirms that A.G. Edwards
         (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same and (b) except as set forth in does not assume responsibility for the accuracy or completeness of the Information and such other information. To the best of the Advisor's knowledge, the Information to be furnished by the Advisor when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact. The Advisor will promptly notify A.G. Edwards if it learns of any material inaccuracy or misstatement in, or material omission from, any Information delivered to such party.

7. The term of this Agreement shall commence upon the date referred to above and shall be in effect only so long as the Adviser acts as the investment manager to the Fund pursuant to the Management Agreement (as such term is defined in the Purchase Agreement) or other subsequent advisory agreement; provided, however, that this Agreement shall terminate on the earliest to occur of (a) the payment by the Adviser to AG Edwards of the AG Edwards Maximum Additional Compensation Amount,
         (b) the payment by the Adviser of the Maximum Additional Compensation Amount, (c) the dissolution and winding up of the Fund and (d) the date on which the Management Agreement or other subsequent advisory agreement between the Fund and the Adviser shall terminate.

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8.       The Advisor agrees that A.G. Edwards shall not have any liability to the Advisor or the Fund for any act or omission to act by A.G. Edwards in the course of its performance under this Agreement, in the absence of gross negligence or willful misconduct on the part of A.G. Edwards. The Advisor agrees that it shall provide indemnification to A.G. Edwards as set forth in the Indemnification Agreement appended hereto.

9. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement ("Claim") shall be governed by and construed in accordance with the laws of the State of New York.

10. No Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and the Advisor and A.G. Edwards consent to the jurisdiction of such courts and personal service with respect thereto. Each of the Advisor and A.G. Edwards waives all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. Each of the Advisor and A.G. Edwards agrees that a final judgment in any proceeding or counterclaim brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to the jurisdiction of which such party is or may be subject, by suit upon such judgment.

11. This Agreement may not be assigned by either party without the prior written consent of the other party.

12. Neither this Agreement nor the performance of the services contemplated hereunder shall be considered to constitute a partnership, association or joint venture between the Adviser and AG Edwards. In addition, nothing in this Agreement shall be construed to constitute AG Edwards as the agent or employee of the Adviser or the Adviser as the agent or employee of AG Edwards and neither of the parties hereto shall make any representation to the contrary.

13. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by the Advisor and A.G. Edwards.

14. All notices required or permitted to be sent under this Agreement shall be sent, if to the Advisor:

         ---------------------------
         ---------------------------

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         ---------------------------
         Attention:  __________________

         or if to A.G. Edwards:

         A.G. Edwards & Sons, Inc.
         One North Jefferson
         St. Louis, MO  63103
         Attention:  Investment Banking -- Corporate Finance

         Any notice shall be deemed to be given or received on the third day after deposit in the U.S. mail with certified postage prepaid or when actually received, whether by hand, express delivery service or facsimile transmission, whichever is earlier.

15. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

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         IN WITNESS WHEREOF, the parties hereto have duly executed this
         Corporate Finance Services and Consulting Agreement as of the date first above written.

________________________________            A.G. EDWARDS & SONS, INC.



By: ____________________________            By: _____________________________
     Name:                                      Name:  Michael S. Burd
     Title:                                     Title: Managing Director

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                            INDEMNIFICATION AGREEMENT

A.G. Edwards & Sons, Inc.
One North Jefferson
St. Louis, MO  63103

Ladies and Gentlemen:

            In connection with the engagement of A.G. Edwards & Sons, Inc. ("A.G. Edwards") to provide services to the undersigned (together with its affiliates and subsidiaries, referred to as the "Company") in connection with the matters set forth in the Corporate Finance Services and Consulting Agreement dated April 27, 2004 (the "Agreement"), between the Company and A.G. Edwards, in the event that A.G. Edwards becomes involved in any capacity in any claim, suit, action, proceeding, investigation or inquiry (including, without limitation, any shareholder or derivative action or arbitration proceeding) (collectively, a "Proceeding") in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, including, without limitation, related services and activities prior to the date of the Agreement, the Company agrees to indemnify, defend and hold A.G. Edwards harmless to the fullest extent permitted by law, from and against any losses, claims, damages, liabilities and expenses in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, including, without limitation, related services and activities prior to the date of the Agreement, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review, that such losses, claims, damages, liabilities and expenses resulted from the gross negligence or willful misconduct of A.G. Edwards. In addition, in the event that A.G. Edwards becomes involved in any capacity in any Proceeding in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, including, without limitation, related services and activities prior to the date of the Agreement, the Company will reimburse A.G. Edwards for its legal and other expenses (including the cost of any investigation and preparation) as such expenses are reasonably incurred by A.G. Edwards in connection therewith. If such indemnification were not to be available for any reason, the Company agrees to contribute to the losses, claims, damages, liabilities and expenses involved (i) in the proportion appropriate to reflect the relative benefits received or sought to be received by the Company and its shareholders and affiliates and other constituencies, on the one hand, and A.G. Edwards, on the other hand, in the matters contemplated by the Agreement or (ii) if (but only if and to the extent that) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and its shareholders and affiliates and other constituencies, on the one hand, and the party entitled to contribution, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits received, or sought to be received, by the Company and its shareholders and affiliates, on the one hand, and the party entitled to contribution, on the other hand, of a transaction as contemplated shall be deemed to be in the same proportion that the total value received or paid or contemplated to be received or paid by the Company or its shareholders or affiliates and other constituencies, as the case may be, as a

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result of or in connection with the transaction (whether or not consummated) for which A.G. Edwards has been retained to perform services bears to the fees paid to A.G. Edwards under the Agreement; provided, that in no event shall the Company contribute less than the amount necessary to assure that A.G. Edwards is not liable for losses, claims, damages, liabilities and expenses in excess of the amount of fees actually received by A.G. Edwards pursuant to the Agreement. Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any other alleged conduct relates to information provided by the Company or other conduct by the Company (or its employees or other agents), on the one hand, or by A.G. Edwards, on the other hand. The Company shall not be liable under this Indemnification Agreement to A.G. Edwards regarding any settlement or compromise or consent to the entry of any judgment with respect to any Proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Company is an actual or potential party to such Proceeding) unless such settlement, compromise or judgment is consented to by the Company. The Company shall not, without the prior written consent of A.G. Edwards, settle or compromise or consent to the entry of any judgment with respect to any Proceeding in respect of which indemnification or contribution could be sought under this Indemnification Agreement (whether or not A.G. Edwards is an actual or potential party thereto), unless such settlement, compromise or consent (i) includes an unconditional release of A.G. Edwards from all liability arising out of such Proceeding and
(ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of A.G. Edwards. For purposes of this Indemnification Agreement, A.G. Edwards shall include any of its affiliates, each other person, if any, controlling A.G. Edwards or any of its affiliates, their respective officers, current and former directors, employees and agents, and the successors and assigns of all of the foregoing persons. The foregoing indemnity and contribution agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise.

            The Company agrees that neither A.G. Edwards nor any of its affiliates, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of either A.G. Edwards's engagement under the Agreement or any matter referred to in the Agreement, including, without limitation, related services and activities prior to the date of the Agreement, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review that any losses, claims, damages, liabilities or expenses incurred by the Company resulted from the gross negligence or willful misconduct of A.G. Edwards in performing the services that are the subject of the Agreement.

            Notwithstanding any provision contained herein, in no event shall A.G. Edwards be entitled to indemnification by the Company hereunder from and against any losses, claims, damages, liabilities or expenses in respect of which indemnity may be sought under Section 9 of the Underwriting Agreement.

             For clarification, the parties to this Indemnification Agreement agree that the term "affiliate" as used in the definition of "Company" herein does not include any registered investment company for which _______________ serves as investment adviser.

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            THIS INDEMNIFICATION AGREEMENT AND ANY CLAIM, COUNTERCLAIM OR
DISPUTE OF ANY KIND OR NATURE WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT ("CLAIM"), DIRECTLY OR INDIRECTLY, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EXCEPT AS SET FORTH BELOW, NO CLAIM MAY BE COMMENCED, PROSECUTED OR CONTINUED IN ANY COURT OTHER THAN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION OVER THE ADJUDICATION OF SUCH MATTERS, AND THE COMPANY AND A.G. EDWARDS CONSENT TO THE JURISDICTION OF SUCH COURTS AND PERSONAL SERVICE WITH RESPECT THERETO. THE COMPANY HEREBY CONSENTS TO PERSONAL JURISDICTION, SERVICE AND VENUE IN ANY COURT IN WHICH ANY CLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT IS BROUGHT BY ANY THIRD PARTY AGAINST A.G. EDWARDS OR ANY INDEMNIFIED PARTY. A.G. EDWARDS AND THE COMPANY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR CLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT. THE COMPANY AGREES THAT A FINAL JUDGMENT IN ANY PROCEEDING OR CLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT BROUGHT IN ANY SUCH COURT SHALL BE CONCLUSIVE AND BINDING UPON THE COMPANY AND MAY BE ENFORCED IN ANY OTHER COURTS TO THE JURISDICTION OF WHICH THE COMPANY IS OR MAY BE SUBJECT, BY SUIT UPON SUCH JUDGMENT.

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         The foregoing Indemnification Agreement shall remain in full force and effect notwithstanding any termination of A.G. Edwards's engagement. This Indemnification Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

                                    Very truly yours,

                                    --------------------------


                                    By: _______________________
                                          Name:
                                          Title:


 Accepted and agreed to as of the date first above written:

A.G. EDWARDS & SONS, INC.

By: _______________________
      Name: Michael S. Burd
      Title: Managing Director

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